Exhibit 99.1

FOR IMMEDIATE RELEASE

Catalyst Pharmaceuticals Announces Oral Presentation of Firdapse Phase 3 Trial

Data at American Academy of Neurology Annual Meeting (AAN)

CORAL GABLES, Fla., April 14, 2015 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq:CPRX), (Catalyst Pharmaceuticals), a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, today announced that Shin Oh, MD, one of its clinical investigators, will be making an oral presentation of safety and efficacy data from the Firdapse® Phase 3 clinical trial in patients with Lambert-Eaton myasthenic syndrome (LEMS) at the American Academy of Neurology (AAN) 67th Annual Meeting. The AAN meeting will be held April 18 to 25, 2015, in Washington, DC.

The oral presentation titled, “Amifampridine phosphate (Firdapse®) is safe and effective in a pivotal Phase 3 trial in LEMS patients” will be given during the Clinical Trials Plenary Session on Friday, April 24, 12:00 pm-1:30 pm. This session was designed by the AAN to address important clinical topics identified throughout the neurology community that affect patient care, and the Science Committee considered the Firdapse® Trial results an advancement in the field of autoimmune disease and neuroscience.

“LEMS is a very rare autoimmune disorder with debilitating muscle weakness and other severe symptoms”, stated Dr. Shin Oh, Distinguished Professor Emeritus at the University of Alabama-Birmingham and invited presenter at the AAN conference. “The statistically significant and clinically relevant outcomes of primary and secondary endpoints of the Firdapse® pivotal Phase 3 trial demonstrate the potential for Firdapse ® to help patients with this severely disabling disease.”

“We are pleased that Dr. Oh has been invited to the AAN conference to present the data from our successful Phase 3 Firdapse® trial to an audience of neuromuscular disease specialists and neurologists,” stated Patrick J. McEnany, President and CEO of Catalyst. “I would like to once again thank all the patients and physicians who participated in this Phase 3 trial as we continue to work towards the approval of Firdapse®.”

Catalyst Pharmaceuticals will also be exhibiting during the AAN meeting in the Main Exhibit Hall at booth #1735, from Monday April 20th to Thursday April 23rd.

About the Firdapse®Trial

The Phase 3 Firdapse® trial was a multicenter, double-blind, placebo-controlled, randomized discontinuation study. For the efficacy assessment, primary endpoints were changes in Quantitative Myasthenia Gravis (QMG) score, a quantitative exam of muscle strength, and Subject Global Impression (SGI) from Day 1 to Day 14 of the controlled parts of the trial. Secondary endpoints were changes in the Clinical Global Impression-Improvement (CGI-I) score and Timed 25-Foot Walk test (T25FW) speed. 38 patients at 14 sites were randomized in this study: 16 to Firdapse® and 22 to placebo. In QMG score, placebo patients had a greater (2.2) worsening compared with Firdapse® (0.4) (p=0.0452). In SGI score, placebo patients had a greater worsening (-2.6) compared with Firdapse® (-0.8) (p=0.0028). In CGI-I score, placebo patients had a greater worsening (4.7) compared with Firdapse® (3.6) (p=0.0267). No statistically significant change in T25FW speed was found between the two groups (p>0.05), although the difference in speed between the groups were consistent with a drug effect. No serious adverse events attributable to the drug have occurred to date. Firdapse® tablets were generally safe and well tolerated; side effects were benign, consisting of perioral and digital paresthesia, gastrointestinal disorders and infections.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, including Lambert-Eaton myasthenic syndrome (LEMS), congenital myasthenic syndrome (CMS), infantile spasms, and Tourette Syndrome. Catalyst’s lead candidate, Firdapse® for the treatment of LEMS, recently completed testing in a global, multi-center, pivotal Phase 3 trial resulting in positive top-line data. Firdapse® for the treatment of LEMS has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA) and orphan drug designation for CMS. Firdapse® is the first and only European approved drug for symptomatic treatment in adults with LEMS.

Catalyst is also developing CPP-115 to treat infantile spasms, epilepsy and other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette Syndrome. CPP-115 has been granted U.S. orphan drug designation for the treatment of infantile spasms by the FDA and has been granted E.U. orphan medicinal product designation for the treatment of West Syndrome by the European Commission.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether the receipt of breakthrough therapy designation for Firdapse® will expedite the development and review of Firdapse® by the FDA or the likelihood that the product will be found to be safe and effective, what clinical trials and studies will be required before Catalyst can submit an NDA for Firdapse® for the treatment of CMS and whether any such required clinical trials and studies will be successful, whether an NDA for Firdapse® will ever be accepted for filing by the FDA, the timing of any such NDA filing or acceptance, whether Catalyst will be the first company to receive approval for amifampridine (3,4-DAP), giving it 7-year marketing exclusivity for its product, whether CPP-115 will be determined to be safe for humans, whether CPP-115 will be determined to be effective for the treatment of infantile spasm, post-traumatic stress disorder, Tourette Syndrome or any other indications, whether any of Catalyst’s product candidates will ever be approved for commercialization or successfully commercialized, and those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2014 and its other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Investor Contact Brian Korb The Trout Group LLC (646) 378-2923 bkorb@troutgroup.com	Company Contact Patrick J. McEnany Catalyst Pharmaceuticals Chief Executive Officer (305) 529-2522 pmcenany@catalystpharma.com

Media Contacts

David Schull

Matt Middleman, M.D.

Russo Partners

(212) 845-4271

(212) 845-4272

david.schull@russopartnersllc.com

matt.middleman@russopartnersllc.com

# # #